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                                                                   EXHIBIT 10.49



October 29, 2002

PERSONAL AND CONFIDENTIAL

Mr. Ronald E. Rosenthal
764 Fox Hollow Pkwy
Atlanta, Georgia 30068

Dear Ronald:

I am pleased to offer you the position of Senior Vice President of Worldwide Marketing for BindView Corporation (the "Company" or "BindView"). Subject to certain terms and conditions, the elements of your compensation package are as follows:

This offer shall be null and void if not countersigned and returned to BindView prior to November 5, 2002.

Effective hire date to be determined.

Your base compensation will be $14,583.34 per month (equating to an annualized salary of $175,000) paid as earned and in accordance with the Company's standard payroll policy, which is currently semi-monthly. Your first month's salary will be prorated based upon your effective hire date.

In addition to your base compensation, you will be eligible to participate in BindView's Executive Bonus Plan with a bonus potential at target of 100 percent of base salary. Your first year's bonus will be prorated based the portion of the bonus period that you are actually employed by the Company and will be contingent upon satisfactory achievement of certain pre-determined targets.

Subject to the approval of BindView's Board of Directors, you will be eligible to receive a stock option grant exercisable for 250,000 shares. Your options will vest in accordance with the terms of your option agreement (four year vesting schedule: one fourth (1/4) of full number of shares vested after one year, with quarterly vesting thereafter). Your options will have an exercise price equal to the fair market value per share of BindView common stock (as defined in the applicable option plan) on the date the option is approved by the Company's Board of Directors. The date of such approval is expected to be on or about the 5th trading date of the month following your effective hire date.

After you have permanently relocated your residence to Houston, in the event of your separation from the Company for termination without cause, or resignation for good reason as defined in the executive employment agreement, you will be entitled to a

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Mr. Ronald Rosenthal
October 29, 2002
Page 2


severance payment equal to six (6) months of base salary increased to twelve
(12) months of base salary after one year of employment with the Company.

In the event of your separation from the Company following a change in control of the Company, as defined in the executive employment agreement, you will be entitled to receive a severance payment equal to one times base salary, immediate vesting of any unvested stock options and continuation of health and medical benefits, all as stipulated in the executive employment agreement.

The Company will reimburse you for your reasonable relocation expenses from Atlanta, Georgia to Houston, Texas, and for reasonable travel and living expenses between Atlanta and Houston for up to three months until you permanently relocate.

Subject to eligibility guidelines, you may participate in the Company-sponsored 401(k) Plan and Employee Stock Purchase Plan. In accordance with the Company policy, you will be eligible to enroll in each plan at the next scheduled entrance date following your effective hire date.

Subject to eligibility guidelines and Company policy, insurance and benefits coverage (as described in the New Hire Packet) will be available to you. Currently, these benefits include medical and dental insurance, vision, life, accidental death and dismemberment and short and long term disability. Your portion of the cost of benefit coverage will be that component paid by similarly situated employees, and may change from time to time.

You acknowledge that as a condition of your employment with BindView, you will be required to execute various documents including the following:

        o  Executive Employment Agreement, including non-competition covenant

        o  Insider Trading Policy

        o  Receipt and acknowledgement of the Company's Employee Manual

This offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship between you and the Company, with or without cause and with or without notice at any time.

If the terms of this letter are acceptable to you, please acknowledge by signing in the space provided below and returning one original to me, while retaining the additional copy for your records.

All of us at BindView Corporation look forward to having you join our team.

Sincerely,


Eric Pulaski
President and
Chief Executive Officer


AGREED AND ACCEPTED:



-------------------------
Ronald E. Rosenthal


Date:
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